Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-217356) and related Prospectus of Willdan Group, Inc. for the registration of up to $125,000,000 of its common stock, preferred stock, debt securities, warrants, rights or units, and to the incorporation by reference therein of our report dated July 28, 2017 with respect to the consolidated financial statements of Integral Analytics, Inc. as of and for the year ended December 31, 2016, included in Willdan Group, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on October 13, 2017.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
November 1, 2017